Exhibit 99.1

Investor & Media Contact:	Steve Zenker
(239) 498-8066

stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Communities Appoints James F. McDonald to its Board of Directors

Bonita Springs, FL (February 14, 2007) – WCI Communities, Inc. (NYSE: WCI), a leading builder of highly amenitized lifestyle communities, today announced that its Board of Directors appointed James F. McDonald as a director, effective immediately. Mr. McDonald will serve on the Board’s Audit, Executive Compensation and Nominating/Corporate Governance Committees. With the appointment of Mr. McDonald, WCI’s Board will expand back to 10 members, eight of whom are independent.

Mr. McDonald, 66, is the CEO of Scientific Atlanta, a Cisco company and a leading provider of video, data, and voice equipment and services. While serving as Chairman, President and CEO, Mr. McDonald, with the Board of Directors, led the sale of Scientific Atlanta to Cisco Systems in February 2006. Prior to his 13 years at Scientific Atlanta, Mr. McDonald was a general partner with J.H. Whitney, where he was responsible for venture capital in high tech companies. From 1984 to 1989, he served as President and CEO of Gould Inc., and from 1989 to 1991 he served as President and CEO of Prime Computer. He led restructurings at both organizations and oversaw the sale of Gould. Prior to that, he spent 21 years with IBM, where he was instrumental in the development of copiers, lasers printers, and other office and computer systems. At the time of his departure from IBM in 1984, he was General Manager of its Manufacturing Systems Products Business.

Mr. McDonald is a graduate of the University of Kentucky, where he received his Bachelor of Science and Master of Science degrees in electrical engineering. He has served as a director of a number of companies and service organizations including Scientific Atlanta, Burlington Resources

WCI Communities Appoints James F. McDonald to its Board of Directors

February 14, 2007

and Mirant. He is a member of the Emory University Business School’s Goizueta Advisory Council, University of Kentucky’s Development Council, Business School Advisory Council, and College of Engineering Dean’s Council. He also serves on the Board of Councilors of the Carter Center, and is a Trustee of the Woodruff Arts Center.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build about 21,000 traditional and tower homes.

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For more information about WCI and its residential communities visit www.wcicommunities.com

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Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to comply with outstanding debt agreements/covenants; S&P and/or Moody’s downgrades; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults; adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; lack of visibility in the marketplace and inability to gauge timing of market turnarounds; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking

WCI Communities Appoints James F. McDonald to its Board of Directors

February 14, 2007

statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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